Exhibit 4.11

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

NervGen Pharma Corp. (“NervGen” or the “Company”)

112-970 Burrard Street, Unit 1290

Vancouver, BC V6Z 2R4

Item 2.	Date of Material Changes

July 17, 2025

Item 3.	News Releases

A news release announcing the material change was disseminated on July 17, 2025, through Newsfile Corp’s distribution network and a copy filed on NervGen’s SEDAR+ profile at www.sedarplus.com.

Item 4.	Summary of Material Changes

On July 17, 2025, the Company announced that President and Chief Executive Officer Mike Kelly had stepped down as a director and officer of the Company and Dr. Adam Rogers, Chair of the Board and representative of NervGen’s largest shareholder, had been appointed Interim CEO.

Item 5.	Full Description of Material Changes

On July 17, 2025, the Company announced that President and Chief Executive Officer Mike Kelly had stepped down as a director and officer of the Company and Dr. Adam Rogers, Chair of the Board and representative of NervGen’s largest shareholder, had been appointed Interim CEO.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8.	Executive Officer

William Adams, Chief Financial Officer

112-970 Burrard Street, Unit 1290

Vancouver, BC V6Z 2R4

Item 9.	Date of Report

July 25, 2025